Exhibit 24.1

BB&T CORPORATION

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints John A. Allison IV, Christopher L. Henson and Frances B. Jones, and each of them, his or her true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign one or more Registration Statements on Form S-3 of BB&T Corporation (the “Company”), and any and all amendments thereto, including all post-effective amendments, in connection with the registration under the Securities Act of 1933, as amended, of any and all debt and equity securities, including, without limitation, (i) common stock of the Company (including any rights associated with such common stock), including shares of common stock issuable upon the conversion of or in exchange for other securities (ii) senior and subordinated, secured and unsecured, debentures, notes or other evidences of indebtedness issued by the Company, (iii) other securities the Company may cause to be issued by one or more business trusts formed and controlled by the Company, (iv) guarantees, limited guarantees and similar purchase and other obligations issued by the Company or related to other securities issued by business trusts, (v) preferred stock of the Company and other related securities, including, without limitation, depositary instruments evidencing interests in preferred stock, (vi) warrants for the purchase of debt or other securities, (vii) units, and (viii) stock purchase contracts, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform any and all acts necessary or incidental to the performance and execution of the powers herein expressly granted, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or the substitutes for such attorneys-in-fact and agents, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

Chairman of Board and
/s/ John A. Allison IV	Chief Executive Officer	April 22, 2008
John A. Allison IV	and Director (principal
executive officer)

Senior Executive Vice
/s/ Christopher L. Henson	President and Chief	April 22, 2008
Christopher L. Henson	Financial Officer
(principal financial officer)

Executive Vice President
/s/ Edward D. Vest	and Corporate Controller	April 22, 2008
Edward D. Vest	(principal accounting
officer)

Signature	Title	Date

/s/ Jennifer S. Banner	Director	April 22, 2008
Jennifer S. Banner

/s/ Anna R. Cablik
Anna R. Cablik	Director	April 22, 2008

/s/ Nelle Ratrie Chilton
Nelle Ratrie Chilton	Director	April 22, 2008

/s/ Ronald E. Deal
Ronald E. Deal	Director	April 22, 2008

/s/ Tom D. Efird
Tom D. Efird	Director	April 22, 2008

/s/ Barry J. Fitzpatrick
Barry J. Fitzpatrick	Director	April 22, 2008

/s/ L. Vincent Hackley
L. Vincent Hackley	Director	April 22, 2008

/s/ Jane P. Helm
Jane P. Helm	Director	April 22, 2008

/s/ John P. Howe III, M.D.
John P. Howe III, M.D.	Director	April 22, 2008

/s/ James H. Maynard
James H. Maynard	Director	April 22, 2008

/s/ Albert O. McCauley
Albert O. McCauley	Director	April 22, 2008

/s/ J. Holmes Morrison
J. Holmes Morrison	Director	April 22, 2008

Signature	Title	Date

/s/ Nido R. Qubein	Director	April 22, 2008
Nido R. Qubein

/s/ Thomas N. Thompson	Director	April 22, 2008
Thomas N. Thompson

/s/ Stephen T. Williams	Director	April 22, 2008
Stephen T. Williams